UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2012

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2012, Options Media Group Holdings, Inc. and its wholly owned subsidiary, PhoneGuard, Inc. (together, the “Company”) entered into a Confidential Settlement Agreement and Mutual Release and Amendment No. 1 to Exclusive Distributorship Agreement with Quality One Wireless, LLC (“Q1”).  Q1 had initiated an arbitration proceeding based on alleged defaults in its March 24, 2011 Exclusive Distributorship Agreement with the Company.  In settlement of Q1’s claims, and without admitting or denying the allegations, in the Agreement the Company agreed to issue to Q1 24,000 codes for its anti-texting software and 140,000,000 shares of Options Media Group Holdings, Inc. common stock.  The parties also exchanged general releases.

Pursuant to the Agreement, Q1 also committed to purchase a minimum of 24,000 codes for the Company’s anti-texting software every quarter beginning with the third quarter of 2012, subject to repurchase provisions, and the Company agreed to give Q1 “Most Favored Nation” pricing whereby if the Company sells its products at a lower price than to Q1 to another party, Q1 will receive the same price.  The Company can terminate the agreement should Q1 not meet its minimum quarterly purchase requirement.  Q1 also agreed to exceptions to its exclusivity for two distributors.

Item 8.01 Other Events

As of May 24, 2012, two investors in the Company’s Series A Convertible Preferred Stock (the “Series A”) converted such shares of Series A into an aggregate of 20,000,000 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: May 31, 2012	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer

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